Exhibit 23.1

Silberstein Ungar, PLLC CPAs and Business Advisors

Phone (248) 203-0080

Fax (248) 281-0940

30600 Telegraph Road, Suite 2175

Bingham Farms, MI 48025-4586

www.sucpas.com

May 22, 2013

To the Board of Directors of

Parks! America, Inc.

Pine Mountain, Georgia

Consent of Independent Registered Public Accounting Firm

Silberstein Ungar, PLLC, hereby consents to the use in the Form 10-K/A Amendment No. 1 for the year ended September 30, 2012, pursuant to Section 13 or 15(d) of the Securities Act of 1934, filed by Parks! America, Inc. of our report (the “Report”) dated December 20, 2012, relating to the consolidated financial statements of Parks! America, Inc. and Subsidiaries as of September 30, 2012 and October 2, 2011 and for the twelve and nine month periods ending September 30, 2012 and October 2, 2011, respectively.

Sincerely,

/s/ Silberstein Ungar, PLLC

Silberstein Ungar, PLLC

Bingham Farms, Michigan